BLUE DOLPHIN ENERGY COMPANY


PRESS RELEASE

FOR IMMEDIATE RELEASE
August 6, 2009

BLUE DOLPHIN ENERGY COMPANY SECURES OPTION TO ACQUIRE LAZARUS ASSETS

Houston, August 6 / PRNewswire / -- Blue Dolphin Energy Company (NASDAQ: BDCO) ("Blue Dolphin"), an independent oil and gas company with operations in the Gulf of Mexico, announced today that it has loaned $2 million to Houston-based Lazarus Energy Holdings, LLC ("Lazarus") under a promissory note in exchange for a seven month option to acquire a portion of Lazarus' assets under a purchase and sale agreement. The primary assets included in the deal are a light, sweet crude topping unit in Nixon, Texas, a barge and truck terminal in Mermentau, Louisiana and 560,000 barrels of storage associated with the two facilities. The loan will enable Lazarus, among other things, to activate the currently idle Nixon facility and continue refurbishment of the Mermentau terminal and its associated Class I disposal well.

In the event Blue Dolphin exercises its option to acquire the Lazarus assets, Blue Dolphin will issue 47,141,196 shares of its common stock to Lazarus in a non-cash transaction. Issuance of the common stock under the purchase and sale agreement would constitute a change in control, and closing will therefore be subject to shareholder approval, as well as other customary closing conditions.

"The teaming of Blue Dolphin and Lazarus allows both entities to move toward profitability through the realization of economies of scale, cost efficiencies, and increased credit availability, as well as the full utilization of experienced management resources," said Ivar Siem, Chairman and Chief Executive Officer of Blue Dolphin.

Purchased by Lazarus in 2006, the Nixon facility is expected to restart operations in the fourth quarter of 2009, with an initial processing capacity of 15,000 barrels per day. The facility is a topping unit that will process light sweet crude oil into an estimated 200 million gallons of petroleum products per year. The bulk of these products will be jet fuel and diesel destined for sale into nearby markets.

As a topping unit, the facility has low operating costs compared to complex refineries and can adjust its yield of various products by adjusting its crude slate. Since the unit processes light sweet crude, it is insulated from the recent relative price increases in heavy sour crude and may actually benefit from this shift. The 56-acre site also has 265,000 barrels of storage capacity and is surrounded by significant proven crude production.

The Mermentau facility was also purchased by Lazarus in 2006. The 38-acre site has 11 above-ground storage tanks totaling 295,000 barrels of storage capacity, a barge dock, two truck racks, as well as a Class I non-hazardous commercial disposal well with an injection capacity of 5,000 barrels a day.

Lazarus was founded by Jonathan Carroll and several senior partners of two major private equity investment companies.

Blue Dolphin Energy Company is engaged in the gathering and transportation of natural gas and condensate and in the production of oil and gas. For further information visit the Company's website at http://www.blue-dolphin.com.

Contact:
Thomas W. Heath
President
713-568-4725

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Blue Dolphin undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                      # # #